EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

RELM Wireless Corporation
West Melbourne, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-112446 and No. 333-147354) of RELM Wireless Corporation of our report dated March 4, 2015, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP
Miami, Florida

March 2, 2016